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Bloomberg Links Industry’s “Vanishing CLO Profits” to the Terminated Sub-Adviser Octagon’s Misguided Proxy Fight at XFLT

Bloomberg reported on the poor returns on the riskiest tranches of the CLO market, noting that such underperformance may be motivating the terminated sub-adviser Octagon’s proxy fight at XFLT.

Under the terminated sub-adviser Octagon’s watch at XFLT, NAV has declined 54%, and Octagon has suffered seven defaults across its own CLO portfolio, wiping out whole classes of investors.

“XA in turn accused Octagon of making its own attempts to sidestep responsibility for choosing investments that underperformed, dismissing the idea that the fund’s stumbles are largely a function of poor market conditions. Around half the fund’s holdings are senior loans rather than CLO equity, XA President Kim Flynn told Bloomberg in a Friday email, so the result ‘is not directly comparable’ to CLO equity funds.”

To read the full article: Click Here

To learn more about why the XFLT Board has proposed the King Street Sub-Adviser to be the Fund’s qualified sub-adviser: Click Here (https://xainvestments.com/xflt-proxy/)

Vanishing CLO Profits Are Sparking Infighting: Credit Weekly

By Scott Carpenter

July 18, 2026

Pedestrians in the downtown area of Chicago, Illinois. Photographer: Jamie Kelter Davis/Bloomberg

A type of investment that once generated some of Wall Street’s juiciest fixed-income returns has deteriorated so badly that investors are heading for the exits and arguing about who’s to blame.

The tussle concerns collateralized loan obligations, investment vehicles that package corporate loans into pieces of varying size and risk. The $1.3 trillion market is a perennial favorite with institutional buyers like pensions and hedge funds.

Lately, though, the returns on the riskiest portions of CLOs have plunged well below zero, and the damage to the so-called equity tranches is spilling over into some investment firms that court individual investors. At one $580 million fund based in Chicago with significant CLO equity investments, a bitter feud has erupted between its two managers over who or what caused a 50% decline over the past two years. A slew of other funds with high CLO exposure have slashed their dividends and warned shareholders of more trouble ahead.

Other long-term buyers of CLOs are looking for a way out. Greenwich-based Eagle Point, which made its name as a sophisticated picker of CLO equity, has been shifting exposure to assets that seem a world away: infrastructure loans and equipment financing. Eagle Point told Bloomberg this week the market could well be poised for a second straight year of losses.

CLOs make money by buying and bundling bank loans and then issuing debt in the bond market at a lower interest rate, reaping the difference, or arbitrage, as a profit. The managers split the CLO into tranches with varying levels of reward and risk; investors who buy the safer senior tranches get paid a promised rate of return.

Anything left goes to the holders of the riskiest securities, known as the equity but in reality essentially a form of highly subordinated debt. Returns for those investors can be quite lucrative — but if nothing is left over, they can be stuck with losses. “CLO equity for years was a glorious place for investors who understood the market,” said Michael Hislop, an analyst at Curasset Capital Management. “But recently, underlying loan performance hasn’t been good enough to compensate equity buyers for the risk, and they’ve really gotten hammered.”

Thinner Margins

The shakeup may be just getting started. A dearth of corporate mergers has all but halted new supply into the CLO market, and a selloff of software debt earlier this year dented CLO holdings. Yet asset managers and exchange traded funds keep demanding even more of these bonds, which drives down the rate of return and thus narrows the gap between what the CLO can earn on its holdings and what it has to pay to bondholders.

The result: A diminishing pile of opportunities to generate leftovers for the equity investors. While holders of the more senior tranches are still getting paid as promised, CLO equity returned negative 15% in the first quarter.

More pressure may be ahead, according to strategists at Goldman Sachs Group Inc., who estimated last month that profits are likely even worse than widely thought. Crunching the CLO data deal-by-deal rather than in aggregate, which they argue is less precise, shows a slimmer arbitrage than traditional metrics suggest.

One factor pushing profits lower are money managers who raise special funds known as captive equity. These are pools of capital they control that can buy any and all CLO equity that their own firm might sell. This positions them to quickly take advantage of sudden downdrafts like the one that hit software loans this year, but there’s concern in some quarters about weakened discipline, since there are no external equity buyers pressuring CLO managers to scrutinize loan documents.

Board Battle

In May, the drama at a publicly listed fund called XFLT began unfolding.

XFLT is overseen by Chicago-based XA Investments. The fund’s board voted to oust its day-to-day manager, Octagon Credit Investors, and bring in a new manager, an affiliate of King Street called Rockford Tower. The board pointed to the fund’s steep decline in net asset value over the last two years.

But the fund’s shareholders are required to approve efforts to appoint Rockford Tower, and as a July 30 vote approaches, the clash has escalated.

Octagon, which has argued that it actually outperformed CLO fund peers, this week called for the board’s replacement, accusing it of trying to “evade accountability for its own poor stewardship and inattention to shareholder interests.” Octagon didn’t respond to messages seeking comment for this article.

XA in turn accused Octagon of making its own attempts to sidestep responsibility for choosing investments that underperformed, dismissing the idea that the fund’s stumbles are largely a function of poor market conditions. Around half the fund’s holdings are senior loans rather than CLO equity, XA President Kim Flynn told Bloomberg in a Friday email, so the result “is not directly comparable” to CLO equity funds.